EXHIBIT 14.01
SHUTTERFLY, INC.
CODE OF CONDUCT AND ETHICS
FOR
CHIEF EXECUTIVE OFFICER AND
SENIOR FINANCIAL DEPARTMENT PERSONNEL
     As a public company, it is of critical importance that the reports of Shutterfly, Inc. (the “Company”) filed with the Securities and Exchange Commission be accurate, complete and timely. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.
     The Company’s Chief Executive Officer and Finance Department have a special responsibility to promote integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. Because of their special role, the Board of Directors of the Company requires that the Chief Executive Officer and senior Finance Department personnel adhere to the following ethical principles and accept the obligation to foster a culture throughout the Company as a whole that ensures the accurate and timely reporting of the Company’s financial results and condition.
     The Chief Executive Officer, Chief Financial Officer, Corporate Controller and any other persons performing similar functions (the “Reporting Employees”) will comply with the Code of Conduct and Ethics, as well as the separate Code of Conduct and Ethics applicable to all Company employees, and will adhere to and advocate the following principles and responsibilities governing professional and ethical conduct:
1.	Act with honesty and integrity and use due care and diligence in performing his/her responsibilities to the Company.

2.	Avoid situations that represent actual or apparent conflicts of interest with his/her responsibilities to Company, and disclose promptly to the Audit Committee, any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict. Without limiting the foregoing, and for the sake of avoiding an implication of impropriety, Reporting Employees will not:
•	accept any material gift or other gratuitous benefit from a supplier or vendor of products or services, including professional services, to the Company (this prohibition is not intended to preclude ordinary course entertainment or similar social events);

•	except with the approval of the disinterested members of the Company’s Board of Directors, directly invest in any privately-held company that is a customer, partner or vendor of the Company where the Reporting Employee, either directly or through people in his/her chain of command, has responsibility or ability to affect or implement the Company’s relationship with the other company; or

•	maintain more than a passive investment of greater that 1% of the outstanding shares of a public company that is a customer, partner or vendor of the Company.
3.	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements.

4.	Comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities.

5.	Respect and safeguard the confidentiality of information acquired in the course of his/her work except when authorized or legally obligated to disclose such information.

6.	Achieve responsible use of and control over all assets and resources entrusted to each Reporting Employee.

7.	Work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents.

8.	Promptly report violations of this code to the Audit Committee.

9.	Be accountable for his/her compliance with this code as well as all those under his/her supervision to whom the code applies.
     This Code of Conduct and Ethics will be reviewed periodically by the Board of Directors or a committee thereof and will be updated as deemed appropriate or necessary by the Board and/or such committee. Company management will obtain written acceptance of this code and maintain records thereof from each Reporting Employee. A copy of this Code of Conduct and Ethics and any subsequent updates hereto will be made available to the public on the Company’s website.

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